Exhibit 99.1

National Financial Partners to Further Expand into High-Limit Disability Market with Acquisition of Pro Financial Services, Inc.

Pro Financial Services, Inc. is Largest Acquisition to Date

NEW YORK, NY – September 11, 2007 – National Financial Partners Corp., a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, announced today that it has signed a definitive agreement to acquire Pro Financial Services, Inc. (“Pro Financial”). Founded in 1983, Illinois-based Pro Financial is a specialized managing general underwriter that provides high-limit disability insurance to professional sports franchises, athletes, entertainers and other highly compensated professionals. Pro Financial is the premier managing general underwriter of sports disability insurance in the country.

The acquisition of Pro Financial is NFP’s largest transaction to date and represents $10.0 million in acquired base earnings and $12.5 million in target earnings. NFP has agreed to pay approximately $73.0 million in a combination of cash and NFP common stock for the firm. The parties have agreed, under Internal Revenue Code section 338(h)(10), to treat the transaction as an asset purchase for tax purposes, resulting in an estimated net present value tax benefit to NFP of approximately $12.5 million. The transaction, subject to customary closing conditions, is expected to close in the fourth quarter of 2007.

Jessica Bibliowicz, Chairman and Chief Executive Officer of NFP commented, “The acquisition of Pro Financial enables us to significantly increase our product offering in a niche disability market that targets our existing high net worth and entrepreneurial business clients. The addition of Pro Financial and its outstanding management team to the NFP network provides considerable cross-selling opportunities and again demonstrates the flexibility of NFP’s acquisition framework.”

Chairman and Chief Executive Officer of Pro Financial, Brian Burns, said, “The partnership with NFP offers us a wide variety of resources to access new clients to continue to grow our business. We believe that working with NFP will benefit our existing clients by strengthening our product offerings and service capabilities. We couldn’t be more excited about our new partnership with NFP.”

Credit Suisse Securities (USA) LLC served as exclusive financial advisor and Gould & Ratner LLP provided legal counsel to Pro Financial in the transaction.

In addition to the acquisition of Pro Financial and since its second quarter earnings release date, NFP has acquired an executive compensation consulting firm that represents $0.8 million of acquired base earnings. Including the two firms acquired in December 2006, which management considers part of the 2007 acquired base earnings objective, the Company has either entered into definitive agreements or completed transactions representing 25 transactions and $36.2 million in base earnings.

Defined Terms

The term target earnings represents the estimated annual pre-tax operating cash flow of an acquired business at the time of acquisition. The term base earnings represents the cumulative preferred portion of target earnings of acquired firms that NFP capitalizes at the time of acquisition. More detailed definitions can be found in the Company’s Quarterly Financial Supplement for the period ended June 30, 2007, which is available on the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 175 firms. For more information, please visit NFP’s Web site at www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly to operational or financial situations, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, and (16) other factors described in NFP's filings with the Securities and Exchange Commission, including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-4060